                                        Communications World International, Inc.
                                                                      Form 10-SB
                                                                  Exhibit 10 (a)



                   COMMUNICATIONS WORLD INTERNATIONAL, INC.

                              FRANCHISE AGREEMENT









                                        Franchisee:_____________________________
                                        Date of Agreement:______________________
                                        Franchised Location:____________________
                                        ________________________________________
                                        ________________________________________

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                               TABLE OF CONTENTS

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                                                                                                Page
                                                                                                ----
1.   RECITALS...................................................................................   1

2.   GRANT OF FRANCHISE.........................................................................   1
       2.1.  Grant of Franchise.................................................................   1
       2.2.  Scope of Franchise Operations......................................................   1
       2.3.  Franchised Location................................................................   2
       2.4.  Marketing Area.....................................................................   2
       2.5.  Franchisor's Reservation of Rights.................................................   2

3.   FRANCHISE FEES.............................................................................   3
       3.1.  Initial Franchise Fee..............................................................   3
       3.2.  Cost-Up Royalty....................................................................   3

4.   FRANCHISEE'S DEVELOPMENT AND CONVERSION OBLIGATIONS........................................   4
       4.1.  Conversion and Commencement of Operations..........................................   4
       4.2.  Product Authorization..............................................................   4
       4.3.  Franchised Location................................................................   4
       4.4.  Acquisition of Inventory and Equipment.............................................   5
       4.5.  Licenses and Permits...............................................................   5
       4.6.  Coordination of Telecommunications Services........................................   5

5.   FRANCHISOR'S DEVELOPMENT AND CONVERSION ASSISTANCE.........................................   5
       5.1.  Orientation Program................................................................   5
       5.2.  Operations Manual..................................................................   6
       5.3.  Product Authorizations.............................................................   6

6.   FRANCHISOR'S OPERATING ASSISTANCE..........................................................   6
       6.1.  Franchisor's Assistance............................................................   6
       6.2.  Franchisor's Optional Services.....................................................   6
       6.3.  Assistance in the Marketing Area...................................................   7

7.   FRANCHISEE'S OPERATIONAL COVENANTS.........................................................   7
       7.1.  Franchised Location................................................................   7
       7.2.  Compliance With Operations Manual..................................................   8
       7.3.  Improvements to Licensed Methods...................................................   8
       7.4.  Confidentiality....................................................................   8
       7.5.  Reports and Records................................................................   8
       7.6.  Compliance With Laws...............................................................   8
       7.7.  Third Party Obligations............................................................   8
       7.8.  Operation and Management of Business...............................................   9
       7.9.  Coordination of Related Telecommunications Services................................   9
      7.10.  Continuing Training................................................................   9
      7.11.  Insurance..........................................................................  10

8.   QUALITY CONTROL............................................................................  10
       8.1.  Standards and Specifications.......................................................  10
       8.2.  Inspections........................................................................  10
       8.3.  Categories of Inventory............................................................  11
       8.4.  Additional Categories of Inventory.................................................  11
       8.5.  Approved Suppliers.................................................................  11

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
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       8.6.  Modifications......................................................................  12

9.   PROPRIETARY MARKS..........................................................................  12
       9.1.  Marks and Licensed Methods.........................................................  12
       9.2.  Franchisee's Business Name.........................................................  12
       9.3.  Trademark Infringement.............................................................  12
       9.4.  Change of Proprietary Marks........................................................  13

10.  ADVERTISING................................................................................  13
      10.1.  Approved Advertising...............................................................  13
      10.2.  Advertising Fee....................................................................  13
      10.3.  Regional Advertising Programs......................................................  14

11.  REPORTS AND RECORDS........................................................................  15
      11.1.  Reporting and Record Keeping.......................................................  15
      11.2.  Verification and Disclosure........................................................  15
      11.3.  Audit..............................................................................  15

12.  TRANSFER...................................................................................  15
      12.1.  Transfer by Franchisee.............................................................  15
      12.2.  Pre-Conditions to Franchisee's Transfer............................................  16
      12.3.  Franchisor's Approval of Transfer..................................................  16
      12.4.  Right of First Refusal.............................................................  17
      12.5.  Types of Transfers.................................................................  17
      12.6.  Franchisee's Death or Disability...................................................  18
      12.7.  Transfer By Franchisor.............................................................  18

 13.  TERM AND EXPIRATION.......................................................................  18
      13.1.  Term of the Franchise..............................................................  18
      13.2.  Rights Upon Expiration.............................................................  18
      13.3.  Exercise of Option For Successor Franchise.........................................  19
      13.4.  Conditions of Refusal..............................................................  19

 14.  DEFAULT AND TERMINATION...................................................................  19
      14.1.  Termination - Effective Upon Notice................................................  19
      14.2.  Termination - Fifteen Days Notice..................................................  19
      14.3.  Termination - Thirty Days Notice...................................................  20
      14.4.  Franchisee's Right to Terminate Without Cause......................................  20
      14.5.  Obligations of Franchisee Upon Termination or Expiration...........................  21
      14.6.  Acknowledgement....................................................................  21
      14.7.  Governing State Law................................................................  22

15.  BUSINESS RELATIONSHIP......................................................................  22
      15.1.  Independent Businesspersons........................................................  22
      15.2.  Payment of Third Party Obligations.................................................  22
      15.3.  Indemnification....................................................................  22

16.  RESTRICTIVE COVENANTS......................................................................  22
      16.1.  Non-Competition During Term........................................................  22
      16.2.  Confidentiality of Proprietary Information.........................................  23
      16.3.  Prohibition Against Reshipment.....................................................  23
      16.4.  Remedies and Attorneys' Fees.......................................................  23

17.  MISCELLANEOUS PROVISIONS...................................................................  23
      17.1.  Modification.......................................................................  23

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
      17.2.  Injunctive Relief..................................................................  24
      17.3.  Waiver.............................................................................  24
      17.4.  Governing Law/Consent to Venue and Jurisdiction....................................  24
      17.5.  Binding Effect.....................................................................  24
      17.6.  Invalidity.........................................................................  24
      17.7.  Prohibition Against Nonpayment.....................................................  25
      17.8.  Notices............................................................................  25
      17.9.  No Violation or Interference.......................................................  25
     17.10.  Integration........................................................................  25
     17.11.  Review of Agreement................................................................  25
     17.12.  Attorney's Fees....................................................................  25
     17.13.  No Right to Set Off................................................................  26
     17.14.  Effective Date.....................................................................  26
     17.15.  Notice.............................................................................  26

     EXHIBITS


     I    Addendum to Franchise Agreement
     II   Personal Guaranty
     III  Statement of Ownership

                   COMMUNICATIONS WORLD INTERNATIONAL, INC.
                              FRANCHISE AGREEMENT

     THIS AGREEMENT ("Agreement") is made effective_______________, 19___, by and between Communications World International, Inc., a Colorado corporation, located at 7315 South Revere Parkway, Suite 602, Englewood, Colorado 80112, ("Franchisor") and ____________________________________________________________
___________________________________ with its principal business address at:
___________________________________________________________ ("Franchisee"),
who, on the basis of the following understandings and recitals and in consideration of the following promises, intending to be legally bound, agree as follows:


                                 1.  RECITALS

     1.1. The Franchisor is the owner and developer of certain business methods ("Licensed Methods") for operating businesses that market telephone and telecommunications systems and equipment, and related products and services, which Licensed Methods are used in connection with the Franchisor's service marks "COMMUNICATIONS WORLD", "COMMWORLD" and other exclusive trademarks, service marks, logotypes and trade names specifically associated with the Franchisor ("Marks"). The Licensed Methods have been specially designed to include, among other things, distinctive business methods for the conversion of an existing, independent business into a business operated under the Marks.

     1.2. The Franchisor utilizes the Marks and Licensed Methods in connection with the franchising of businesses offering telephone and telecommunications systems and equipment, and related products and services, for sale or lease to customers.

     1.3. The Franchisee desires to use the Marks and Licensed Methods in connection with operation of a business offering telephone and telecommunications systems and equipment, and related products and services for sale or lease to customers, by obtaining from the Franchisor the right to operate a franchised business ("COMMWORLD Business") under the Marks and in accordance with the Licensed Methods.

     1.4. The Franchisor desires to grant to the Franchisee the right and license to operate a COMMWORLD Business under the terms and conditions which are contained or otherwise referenced in this Agreement.


                            2.  GRANT OF FRANCHISE

2.1. Grant of Franchise.
     -------------------

     The Franchisor grants to the Franchisee and the Franchisee accepts from the Franchisor the right to use the Licensed Methods and Marks in connection with the operation of a COMMWORLD Business. The Franchisee agrees to use the Marks and Licensed Methods, as they may be changed, improved and further developed by the Franchisor from time to time, only in accordance with the terms and conditions of this Agreement.

2.2. Scope of Franchise Operations.
     ------------------------------

     The Franchisee agrees to faithfully, honestly and diligently perform its obligations hereunder, and to continuously use its best efforts to promote the COMMWORLD Business. The Franchisee agrees to utilize the Marks and Licensed Methods to operate all aspects of the business franchised hereunder, in accordance with the methods and systems developed and prescribed from time to time by the Franchisor, all of which are a part of the Licensed Methods. The grant of a franchise for the operation of a COMMWORLD Business shall include, without limitation, the right to purchase certain telephone and telecommunications products and equipment as may be available from product and equipment manufacturers, vendors and suppliers with whom the Franchisor has established central purchase programs ("Equipment Vendors"). The Franchisee's COMMWORLD Business shall offer the categories of products and services designated or recommended by the Franchisor, which may include, without limitation, telephone and telecommunications products and equipment, related products and equipment, coordination with local telephone companies and installation technicians for the installation of equipment ordered by customers of the Franchisee, demonstration equipment, service calls for repairs, maintenance, and system additions, moves and changes for the Franchisee's customers. Except with respect to the marketing and sale of telephone and telecommunications products and equipment and other mandatory services as may be designated by the Franchisor from time to time, the Franchisee may, with the prior approval of the Franchisor, utilize an approved third party to provide the related support services and ancillary products to customers of the COMMWORLD Business.

2.3. Franchised Location.
     --------------------

     The Franchisee's COMMWORLD Business office shall be located at one licensed location ("Franchised Location"), approved by the Franchisor and designated in the addendum, attached hereto as Exhibit I and incorporated herein by reference
                                 ---------
("Addendum"). The Franchised Location may not be relocated without the prior written consent of the Franchisor, which shall not be unreasonably withheld.

2.4. Marketing Area.
     ---------------

     The Franchisee shall devote its primary and best efforts to developing and operating the COMMWORLD Business, through the marketing and sales of telephone and telecommunications products, equipment and services within a geographic area of primary responsibility described in the Addendum ("Marketing Area"). The Franchisee shall obtain the Franchisor's consent, which consent shall not be unreasonably withheld, prior to making any sales of products purchased through the Franchisor's product purchase programs to customers located outside of the Franchisee's Marketing Area. The Franchisee acknowledges that the designation of the Marketing Area shall in no manner prevent the Franchisor or another Franchisee from conducting a COMMWORLD Business from a location within the Marketing Area, nor shall it give the Franchisee exclusive rights to any particular market, customers or accounts.

2.5. Franchisor's Reservation of Rights.
     -----------------------------------

     The Franchisee acknowledges that the franchise granted hereunder is nonexclusive and that the Franchisor retains the rights, among others: (1) to use, and to license others to use, the Marks and Licensed Methods for other COMMWORLD Businesses at any location; (2) to advertise for, solicit, sell to and service local, regional or national customers or accounts wherever located, within or outside of the Marketing Area, subject to any policies or limitations as may be set forth in the Franchisor's Operations Manual, described in Section
5.2 below, regarding Franchisee participation in servicing certain customers and accounts; (3) to use the Marks and Licensed Methods in connection with the sale of equipment, services, products, promotional and marketing efforts or related items, materials or services which are the same as or different from those offered and sold by the Franchisee, at any location; and (4) to use and license the use of other proprietary marks which are not the same as or confusingly similar to the Marks in connection with the operation of any type of telephone and telecommunications business at any location, which is the same as, similar to or different from the COMMWORLD Business, on any terms and conditions as the Franchisor deems advisable, and without granting the Franchisee any rights therein.

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                              3.  FRANCHISE FEES

3.1. Initial Franchise Fee.
     ----------------------

     The Franchisee shall pay an initial franchise fee in an amount which is set forth in the Addendum, which entitles the Franchisee to use the Marks and Licensed Methods of the Franchisor, to purchase certain telephone and telecommunications products and equipment as may be available through the Franchisor's product purchase programs, subject in certain circumstances to approval from Equipment Vendors, and to avail itself of the services provided by the Franchisor or offered for sale by the Franchisor. The initial franchise fee is due and payable as of the date of execution of this Agreement unless otherwise set forth in the Addendum. The Franchisee acknowledges and agrees that the initial franchise fee represents payment for the initial grant of the rights to use the Marks and Licensed Methods and that the Franchisor has earned the initial franchise fee upon receipt thereof. The initial franchise fee is therefore not refundable after payment thereof under any circumstances.

3.2. Cost-Up Royalty.
     ----------------

          a. If the Franchisee desires to purchase certain products and equipment from or through the Franchisor's purchase programs, then the Franchisee may be required to pay to the Franchisor a mark-up ("Cost-Up Royalty") based upon a percentage override of the cost incurred by the Franchisor for the products or equipment ("Product Cost"). The Cost-Up Royalty and those products and equipment on which it is charged shall be designated by the Franchisor in the Operations Manual, described in Section
     5.2 below, as may be updated periodically by the Franchisor. The Franchisor does not require that the Franchisee purchase any products or equipment from the Franchisor.

          b. Payment for products and equipment purchased from or through the Franchisor or its product purchase programs with Equipment Vendors shall be due and payable within 30 days of the date of invoicing, if the Franchisee has qualified for approved credit, or as may otherwise be established by the Franchisor in the Operations Manual. The Franchisor may, in its sole discretion, extend the time or manner of payment or change its invoicing procedures in accordance with policies and procedures contained in its Operations Manual. Delinquent payments shall be subject to a late charge on any unpaid amounts equal to the lesser of: (1) 10% plus interest at 10 points over the prevailing prime interest rate at the Franchisor's principal bank; or (2) the highest rate allowed by applicable law. In addition, if the Franchisee is delinquent in the payment of any amounts due for product or equipment purchases, the Franchisor shall have the right to invoke such remedies as may be more fully described in the Operations Manual, including without limitation, terminating this Agreement or restricting the ability of the Franchisee to purchase products or equipment from the Franchisor or its product purchase programs with Equipment Vendors.

          c. Nothing herein shall be construed to prevent the Franchisor from marking up the cost of products and equipment sold to the Franchisee, or from receiving commissions, cash or other items of benefit from any of the Equipment Vendors, or from changing the manner in which the Franchisee's costs for peripheral products purchased through the Franchisor's purchase programs are calculated, including, without limitation, changing the override calculation on peripheral products from a Cost-Up Royalty to a published catalog price. "Peripheral" products refers to categories of ancillary telecommunications products and parts offered through the COMMWORLD Business, which shall be distinguished from categories of primary and major products in the Operations Manual. Nor shall any provision herein be construed to imply that the

     Franchisee shall receive a more favorable rate or price for products or equipment purchased by or through the Franchisor and its purchase programs than is available from other sources. The Franchisee acknowledges that Product Cost may, in the Franchisor's sole determination, include direct and indirect costs related to the acquisition of products and equipment by the Franchisor and may be more or less than an Equipment Vendor's actual price charged to the Franchisor.

          d. The Franchisor may unilaterally change the Cost-Up Royalty which is set by the Franchisor and charged to the Franchisee without prior notice, but such change shall not be applicable to any orders placed by the Franchisee prior to the date of the change.


            4.  FRANCHISEE'S DEVELOPMENT AND CONVERSION OBLIGATIONS

4.1. Conversion and Commencement of Operations.
     ------------------------------------------

     The Franchisee shall have 90 days from the date of this Agreement within which to commence operation of the COMMWORLD Business or convert any telephone and telecommunications business and premises which it operates as of the date of this Agreement ("Conversion Business") into a COMMWORLD Business. Conversion will be considered to have occurred when all other terms and conditions for development and conversion as described in this Article 4 are completed. The Franchisor will extend the time in which the Franchisee has to convert its operations into a COMMWORLD Business for a reasonable period of time in the event factors beyond the Franchisee's reasonable control prevent the Franchisee from meeting this development schedule, so long as the Franchisee has made reasonable and continuing efforts to comply with such development and conversion obligations and the Franchisee requests, in writing, before the end of the 90 day period, an extension of time within which to have the COMMWORLD Business operating. The Franchisor will notify the Franchisee within seven business days of approval or disapproval of the proposed Franchised Location and extend the 90 day time period for approval of Franchisee's Franchised Location for a reasonable period of time if the Franchisee selects a site within 90 days and the Franchisor disapproves of the Franchisee's site.

4.2. Product Authorization.
     ----------------------

     The Franchisee, at its option, may determine the product and equipment brands, if any, which it shall initially purchase from or through the Franchisor's available product purchase programs and such product and equipment brands shall be designated in the Addendum. The Franchisee shall then qualify or otherwise obtain the authorization to purchase and resell such product and equipment brands from the Equipment Vendor and/or from the Franchisor, as may be applicable. The Franchisor will only supply the Franchisee with products if the Franchisee has been authorized by the Equipment Vendor to receive, market and resell products. Equipment Vendors may change their requirements for obtaining and maintaining authorizations at any time and from time to time, without prior notice. The Franchisor makes no guaranties, warranties or representations that the Franchisee may be able to obtain or maintain any authorizations and the Franchisor does not assume any liability in the event that authorizations are terminated, cancelled, not obtained or otherwise not available to the Franchisee. Any initial designation of product or equipment brands in the Addendum shall in no way limit the Franchisee's right to discontinue such brands or to attempt to obtain authorization to purchase additional product or equipment brands from or through the Franchisor's available product purchase programs.

4.3. Franchised Location.
     --------------------

     The Franchisee shall obtain the Franchisor's approval of its Franchised Location, which approval shall not be unreasonably withheld, prior to commencing operation of a COMMWORLD Business at the premises. The Franchisor will notify the Franchisee within 7 business days of approval or disapproval of the Franchised Location and extend the 90 day time period for approval of the Franchisee's Franchised Location for a reasonable period of time if the Franchisee selects a site within 90 days and the Franchisor disapproves of the Franchisee's site. In the case of a Conversion Business, execution of this Agreement shall be deemed approval of the Franchised Location by the Franchisor, unless additional obligations to convert or upgrade the business office at the location are described in the Addendum.

4.4. Acquisition of Inventory and Equipment.
     ---------------------------------------

     The Franchisee shall have available for such customer calls and resultant customer orders all demonstration equipment, displays, vehicles, minimum inventory and other products and equipment meeting the minimum standards and specifications of the Franchisor. The Franchisee shall affix such signs identifying its COMMWORLD Business, vehicle, demonstration equipment and other items which display the Franchisor's Marks, in a manner which may be set forth in the Operations Manual. The Franchisee shall use no name, mark or other designation in connection with signs, vehicle identification and other items displaying the Franchisor's Marks except as may be approved in writing by the Franchisor. It is understood that the Marks shall be displayed in connection with the COMMWORLD Business as prominently or more prominently than the Franchisee's current legal name or trade name.

4.5. Licenses and Permits.
     ---------------------

     The Franchisee shall be fully responsible for having in place prior to commencement of operation as a COMMWORLD Business all required licenses to conduct all business which is a part of the Licensed Methods, as may be required by applicable federal, state or local law or ordinance and shall have supplied the Franchisor with copies of or other documentation of such licenses.

4.6. Coordination of Telecommunications Services.
     --------------------------------------------

     The Franchisee shall, prior to commencement of operation of a COMMWORLD Business, have established a relationship or made other arrangements with the local telephone company as may be necessary to conduct the COMMWORLD Business. The Franchisee, itself or through an agreement or arrangement with another third party approved by the Franchisor, shall have in place prior to commencement of operation of its COMMWORLD Business, the operational capability to provide installation services, maintenance and repair calls, system additions, moves and change services and parts and inventory for the benefit of its customers within the Marketing Area.

            5.  FRANCHISOR'S DEVELOPMENT AND CONVERSION ASSISTANCE

5.1. Orientation Program.
     --------------------

     The Franchisor shall provide an initial orientation program to be held at the Franchisor's principal offices or at such other location as may be determined in the Franchisor's reasonable discretion. The orientation will last approximately 2 to 5 days and will be scheduled from time to time when the Franchisor determines, in its reasonable discretion, that a minimum number of persons will attend. The orientation program will include an introduction to the Franchisor's Licensed Methods and may, at the Franchisor's option, include instruction in business planning, personnel training and management techniques. The Franchisee, or if the Franchisee is not an individual, the person designated by the Franchisee to assume primary responsibility for the management of the COMMWORLD Business ("Principal Operator") must attend and successfully complete the initial orientation program, provided however, that if the Franchisee is operating a Conversion Business, the Franchisee will not be required to attend or complete the orientation program. The Franchisee acknowledges that it is responsible for any of its employees' travel and living expenses associated with attendance at such orientation.

5.2. Operations Manual.
     ------------------

     The Franchisor shall loan to the Franchisee during the term of this Agreement one copy of the Franchisor's Operations Manual. The Operations Manual may be contained in one or more designated written publications provided by the Franchisor, all of which are collectively referred to in this Agreement as the "Operations Manual." The Operations Manual is the sole property of the Franchisor and is to be used by the Franchisee only during the term of this Agreement and in accordance with the terms and conditions hereof. The Operations Manual will be updated periodically by the Franchisor. The Franchisee shall update the Operations Manual as instructed by the Franchisor and shall conform its operations with the updated provisions within 30 days thereafter or as may be otherwise agreed upon by the parties. Modifications to the Operations Manual may reflect changes in the image, specifications, standards, procedures, products and Licensed Methods to be utilized in the COMMWORLD Business, provided that no such addition or modification shall alter the Franchisee's fundamental status and rights hereunder. The master copy of the Operations Manual maintained by the Franchisor at its principal office shall be controlling in the event of a dispute relative to the content of any provision therein.

5.3. Product Authorizations.
     -----------------------

     The Franchisor shall assist the Franchisee in the preparation and submission of applications for authorization to sell the products and equipment of Equipment Vendors whose products and equipment the Franchisee has designated in the Addendum as being those brands it desires to initially sell through the COMMWORLD Business.

                     6.  FRANCHISOR'S OPERATING ASSISTANCE

6.1. Franchisor's Assistance.
     ------------------------

     The Franchisor agrees to provide the Franchisee with the following operating assistance:

          a. Provision and updating of the Operations Manual, which contains certain standards and specifications for the operation of the COMMWORLD Business, information regarding Equipment Vendors, product and equipment purchase information, standards for marketing and advertising the COMMWORLD Business and guidelines for authorized products and services to be offered through the COMMWORLD Business.

          b. Provision of telephone and telecommunications product and equipment price information, to be included in the Operations Manual or other form as may be designated by the Franchisor, describing the items available through Equipment Vendors and their current prices which are available to the Franchisee from or through the Franchisor and its product purchase programs.

          c. When available, provision of sales leads on a non-exclusive basis to the Franchisee in the Marketing Area, divided up amongst COMMWORLD Businesses within the vicinity, in the Franchisor's sole discretion.

6.2. Franchisor's Optional Services.
     -------------------------------

     The Franchisor may make available to the Franchisee, at the Franchisor's then current charges, if any, the following additional support services and products:

          a. Standardized business forms, including stationery and business cards.

          b. If reasonably requested to do so by the Franchisee, the Franchisor may provide assistance to the Franchisee in coordinating the availability of follow-up and support telecommunications services through the local phone company, installation, repair and maintenance, system additions, moves and changes and other telephone and telecommunications services to support the Franchisee's customers within its Marketing Area.

          c. Continuing sales training and other training and support services as may be created or established by the Franchisor in the Franchisor's sole discretion; provided, however, such training and support services may require that certain standards, conditions or other requirements of uniform application must be met in order to qualify for participation in the training or for utilization of the services.

          d. Ongoing assistance to the Franchisee in obtaining and maintaining the requisite authorizations from the Equipment Vendors or otherwise qualifying for participation in national or central purchase programs, in order to establish and maintain the categories and brands of product and equipment which the Franchisee desires to market and sell through the COMMWORLD Business.

          e. Special promotional advertising and marketing programs, as may be developed by the Franchisor or Equipment Vendors and made available to the Franchisee from time to time.

6.3. Assistance in the Marketing Area.
     ---------------------------------

     In the event that the Franchisee desires additional assistance from the Franchisor in operating its COMMWORLD Business which necessitates that the Franchisor visit the Franchisee's Franchised Location or Marketing Area, the Franchisee may request, in writing, that a representative of the Franchisor visit the COMMWORLD Business to assist the Franchisee. Prior to such visit, the Franchisee and the Franchisor shall agree in writing as to the compensation to be paid for any such additional assistance.

                    7.  FRANCHISEE'S OPERATIONAL COVENANTS

7.1. Franchised Location.
     --------------------

     The Franchisee shall obtain the Franchisor's prior written approval of a location before entering into a lease or purchase agreement for the office premises proposed as a Franchised Location hereunder. The execution of this Agreement for a Conversion Business shall be deemed approval of the lease or purchase agreement for the Franchised Location, unless otherwise noted in the Addendum. The Franchisee shall not sublease or share any portion of the Franchised Location with any business which is not the COMMWORLD Business without the prior written consent of the Franchisor. The Franchisee shall obtain a separate, dedicated telephone line for its COMMWORLD Business at the Franchised Location. The Franchisee shall also obtain and maintain White Page, Yellow Page, and information listings predominantly displaying the Franchisor's Marks, in a manner as may be set forth in the Operations Manual. The COMMWORLD Business office at the Franchised Location shall have available telephone reception or answering service capabilities and shall be staffed in accordance with the standards as may be set forth in the Operations Manual.

7.2. Compliance With Operations Manual.
     ----------------------------------

     The Franchisee shall maintain and operate the COMMWORLD Business in compliance with this Agreement and the standards and specifications contained in the Operations Manual, as it may be modified from time to time. The Franchisee shall use the Marks and Licensed Methods only as specified in the Operations Manual. The standards and specifications set forth in the Operations Manual are incorporated into this Agreement, and a material breach of such standards and specifications by the Franchisee may, in the sole discretion of the Franchisor, be deemed a material breach of this Agreement. The Franchisee shall not duplicate the Operations Manual or disclose its contents to persons other than employees of its COMMWORLD Business, and then only to the extent the disclosure of such information is necessary for the operation of the COMMWORLD Business. The Franchisee shall return the Operations Manual to the Franchisor upon the expiration or termination of this Agreement or transfer of the franchise.

7.3. Improvements to Licensed Methods.
     ---------------------------------

     The Franchisee acknowledges that the Franchisor may supplement, improve or otherwise alter the Licensed Methods, including the addition or elimination of products or services offered to customers. The Franchisee acknowledges that Franchisor shall have sole control and discretion over all supplements, improvements, alterations and development of the Licensed Methods, and the products and services offered thereunder; that this control and discretion is in the best interests of the Franchisor and all of its Franchisees; and that Franchisee will comply with all of Franchisor's requirements concerning the Licensed Methods and improvements thereto.

7.4. Confidentiality.
     ----------------

     The Franchisee shall maintain the confidentiality of all of the elements of the Licensed Methods, the Operations Manual and the Franchisor's methods of doing business. In furtherance of the foregoing, the Franchisee shall fully comply with all restrictive covenants set forth in Article 16 of this Agreement.

7.5. Reports and Records.
     --------------------

     The Franchisee shall supply to the Franchisor reports and keep records in a manner and form as the Franchisor may from time to time reasonably require, as more fully described in Article 11 of this Agreement.

7.6. Compliance With Laws.
     ---------------------

     The Franchisee shall operate its COMMWORLD Business in compliance with all applicable federal, state and local laws, rules, regulations and statutes. The Franchisee is responsible for acquiring and maintaining all local licenses, approvals, permits and authorizations necessary for operation of the COMMWORLD Business.

7.7. Third Party Obligations.
     ------------------------

     The Franchisee shall promptly pay when due, all taxes and other third party obligations incurred in the operation of the COMMWORLD Business and shall comply with all agreements with third parties which affect or relate to the COMMWORLD Business, including, in particular, all provisions of any agreements with telecommunications support service providers and all commitments to customers and accounts for the provision of telephones and telecommunications products and equipment.

7.8.  Operation and Management of Business.
      -------------------------------------

      The Franchisee shall cause a person who has been trained in and is familiar with the Licensed Methods to be responsible for the management of the COMMWORLD Business at all times during the Franchisee's hours of operation. The Franchisee shall provide to the Franchisor a list of all management personnel and keep the list updated to reflect changes in personnel. In addition:

          a. The Franchisee shall refrain from operating or engaging in any other type of business or profession through the COMMWORLD Business other than has been previously authorized in writing by the Franchisor.

          b. The Franchisee shall at all times operate the COMMWORLD Business in such a manner so as to not detract from or adversely reflect upon the name and reputation of the Franchisor and the goodwill associated with the Marks.

          c. The Franchisee shall at all times during the term of this Agreement own and control the COMMWORLD Business authorized hereunder. Upon request, the Franchisee shall promptly provide satisfactory proof of such ownership to the Franchisor. The Franchisee represents that the Statement of Ownership, attached hereto as Exhibit III and by this
                                                 -----------
      reference incorporated herein, is true, complete, accurate and not misleading, and, in accordance with the information contained in the Statement of Ownership, the controlling ownership of the COMMWORLD Business is to be held by the Franchisee executing this Agreement. The Franchisee shall promptly provide the Franchisor with a written notification if the information contained in the Statement of Ownership changes at any time during the term of this Agreement and shall comply with the applicable transfer provisions contained in Article 12 herein. If the Franchisee is not an individual, an individual or individuals designated by the Franchisor shall guaranty the performance of the Franchisee hereunder by execution of the Guaranty attached hereto as
      Exhibit II and by this reference incorporated herein.
      ----------

7.9.  Coordination of Related Telecommunications Services.
      ----------------------------------------------------

      The Franchisee shall at all times during the term of the Agreement maintain the operational capability, itself or through an agreement or arrangement with a third party approved by the Franchisor, to provide installation services, maintenance and repair calls, system additions, moves and changes and parts and inventory for the benefit of its customers within the Marketing Area.

7.10. Continuing Training.
      --------------------

      The Franchisee or its Principal Operator shall attend any on-going mandatory national, regional or local training programs or meetings as may be offered by the Franchisor. The Franchisor shall give the Franchisee at least 30 days prior written notice of any on-going programs or meetings which are deemed mandatory. Any such mandatory training programs shall be offered without fee or tuition; however, the Franchisee shall be responsible for traveling and living expenses associated with its attendance. Certain Equipment Vendors may also require that the Franchisee attend training sessions as a condition of giving their authorization to the Franchisee to sell such Equipment Vendor's products and equipment. The Franchisee shall comply with all training standards of the vendors it chooses to utilize in connection with the particular products and equipment sold through the COMMWORLD Business.

7.11. Insurance.
      ----------

      The Franchisee agrees to purchase and maintain at all times, and at its own expense, the following policies of insurance with respect to the COMMWORLD
Business:

          a. Commercial general liability insurance for the COMMWORLD Business premises and operations covering bodily injury and property damage, including without limitation, premises/operations, independent contractors, product/completed operations, personal injury and blanket contractual liability, with a limit of not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollars ($2,000,000) annual aggregate;

          b. Automobile liability insurance covering all owned, hired and non-owned vehicles of the COMMWORLD Business in an amount not less than One Million Dollars ($l,000,000) per occurrence;

          c. Unemployment and workers' compensation insurance with a broad form all-states endorsement coverage sufficient to meet the requirements of the law including employer's liability; and

          d. All-risk replacement cost personal property insurance in an amount equal to at least one hundred percent (100%) of the replacement cost of the contents and tenant improvements of the COMMWORLD Business.

All of the above policies of insurance shall name the Franchisor as an additional insured and loss payee and shall contain a requirement of 30 days advance written notice to the Franchisor of cancellation. The Franchisee shall provide the Franchisor with certificates of insurance on an annual basis showing such policies to be in full force and effect (or a continuous certificate of insurance) and evidence that such policies have been renewed and premiums paid prior to expiration. The Franchisor reserves the right to require the Franchisee to notify the Franchisor of all claims made under the policies.

                              8.  QUALITY CONTROL

8.1.  Standards and Specifications.
      -----------------------------

      The Franchisor will make available to the Franchisee standards and specifications for services, products, equipment and parts offered at or through the COMMWORLD Business and the marketing techniques, telephone and telecommunications products, equipment and parts, ancillary products, installation, repair and maintenance, and system additions, moves and change services, materials, forms, and supplies used in connection with the franchised business. The Franchisor reserves the right to change standards and specifications regarding the COMMWORLD Business upon 30 days prior written notice to the Franchisee. The Franchisor may, but shall not be obligated to, implement, employ and enforce any minimum standards and specifications as may be required by Equipment Vendors whose products or equipment the Franchisee has chosen to purchase and offer for sale through its COMMWORLD Business, as a part of the Licensed Methods of the Franchisor.

8.2.  Inspections.
      ------------

      The Franchisor shall have the right to examine the Franchised Location, including the inventory, products, equipment, materials or supplies, to ensure compliance with all standards and specifications set by the Franchisor. The Franchisor shall conduct such inspections during regular business hours and the Franchisee may be present at such inspections.

8.3. Categories of Inventory.
     ------------------------

     In order to maintain the quality of inventory and service standards consistent with the COMMWORLD Business image, the categories of inventory offered by the Franchisee through the COMMWORLD Business shall be subject to the Franchisor's prior approval. The term "category" shall be considered a broad description of a type of product offered and is not meant to restrict the brands of products which may be carried, except to the extent certain brands may not meet the minimum standards and specifications of the Franchisor. For the purposes of this Agreement, approved categories of inventory shall include, at a minimum, telephone and telecommunications products and equipment, ancillary products and equipment as may be listed in the Operations Manual and demonstration equipment. Within a particular category, the selection of inventory brands shall be up to the discretion of the Franchisee, provided that the Franchisee notifies the Franchisor of the product brands which are to be sold at or through the COMMWORLD Business, and that the product and equipment quality standards and specifications of the Franchisor are met. The Franchisee shall be notified of any such standards through written communications from the Franchisor, and such standards shall become effective 30 days from the date of mailing of the written communication. The Franchisee shall not offer or sell any products or services to other COMMWORLD Businesses without obtaining the Franchisor's prior written approval.


8.4. Additional Categories of Inventory.
     -----------------------------------

     If the Franchisee proposes to purchase and resell a category of inventory not previously approved by the Franchisor as meeting its specifications, the Franchisee shall first notify the Franchisor requesting approval. The Franchisor shall not unreasonably withhold its approval, provided that the category of inventory does not conflict with or is not inconsistent with the COMMWORLD Business image associated with the Marks and Licensed Methods, and meets the Franchisor's minimum product quality standards. The Franchisor will advise the Franchisee within a reasonable time whether such additional categories of inventory meet its specifications.

8.5. Approved Suppliers.
     -------------------

     The Franchisee shall purchase all products, equipment, parts, services, supplies and materials required for the operation of the COMMWORLD Business licensed herein, from vendors, manufacturers, suppliers or distributors (collectively referred to herein as "Suppliers") approved by the Franchisor as meeting the Franchisor's specifications and standards as to quality, technological capability, composition, appearance and service, and adequately demonstrating their capacity and facilities to supply the Franchisee's needs in the quantities, at the times, and with the reliability requisite to an efficient operation. In the event the Franchisee intends to purchase products, equipment, parts, services, supplies or materials from Suppliers other than those previously approved by the Franchisor, the Franchisee shall submit to the Franchisor a written request for approval of the proposed Supplier and such Supplier must meet the minimum standards and specifications of the Franchisor. Upon submission of such written request, the Franchisee may begin to use the proposed Supplier. Provided however, that the Franchisor reserves the right to reject the intended new Supplier within 60 days after the receipt of the Franchisee's notice, by notifying the Franchisee in writing of its rejection. Any products, equipment, parts, services, supplies and materials purchased by the Franchisee from the Supplier prior to notification of rejection by the Franchisor will not be considered to be a violation of this provision. Failure to notify the Franchisee within such time period shall constitute a waiver of any and all objections by the Franchisor to the new Supplier. The Franchisor's approval of the Franchisee's intended Suppliers shall not be unreasonably withheld, so long as the minimum standards and specifications of the Franchisor are met. The Franchisor reserves the right to revoke such approval if such Supplier subsequently fails to meet the Franchisor's standards and specifications.

8.6. Modifications.
     -------------

     The Franchisor reserves the right to change its published standards and specifications regarding the development and operation of the COMMWORLD Business from time to time upon 30 days prior written notice to the Franchisee, except with respect to changes in pricing on which Cost-Up Royalty is based, in which case, there will be an immediate change in Cost-Up Royalty cost to the Franchisee, without prior notice.

                             9.  PROPRIETARY MARKS

9.1. Marks and Licensed Methods.
     --------------------------

     The Franchisee acknowledges that the Marks and the Licensed Methods are the Franchisor's sole and exclusive property and they may not be duplicated or distributed to or used by anyone unless the Franchisor first gives its permission, and that the Franchisee's only rights in the Marks and the Licensed Methods are as set forth in this Agreement. The Franchisee shall not offer or sell any products or services related to telephone or telecommunications systems or equipment or related products or services except in connection with the Marks and the Franchisee shall not offer or sell any products or services in connection with the Marks without the Franchisor's prior written consent. The Franchisor warrants that it will use diligence and best efforts to insure that its use of the Marks and Licensed Methods shall be of a high standard and be adequate and suited to the protection and enhancement of the Marks and Licensed Methods. Except as permitted in the Operations Manual, the Franchisee agrees not to use any of the Marks as part of an electronic mail address or on any sites on the Internet or World Wide Web and the Franchisee agrees not to use or register any of the Marks as a domain name on the Internet. Any unauthorized use by the Franchisee of the Marks and Licensed Methods shall constitute an infringement of the rights of the Franchisor, for which the Franchisee may be liable for damages or subject to equitable relief for the benefit of the Franchisor. The Franchisee acknowledges and agrees that its use of the Marks and any goodwill established thereby shall inure to the Franchisor's exclusive benefit and that this Agreement does not confer any goodwill or similar interest in the Marks upon the Franchisee.

9.2. Franchisee's Business Name.
     --------------------------

     The Franchisee acknowledges that the Franchisor has a prior and superior claim to the COMMUNICATIONS WORLD and COMMWORLD trade names. The Franchisee shall not use the words "COMMUNICATIONS WORLD" or "COMMWORLD" in the legal name of its corporation, partnership or any other business entity used in conducting the business provided for in this Agreement. The Franchisee also agrees not to register or attempt to register a trade name using the words "COMMUNICATIONS WORLD" or "COMMWORLD", in the Franchisee's name or that of any other person or business entity, without prior written consent of the Franchisor. When this Agreement is terminated, the Franchisee shall execute any assignment or other document the Franchisor requires to transfer to itself any rights the Franchisee may possess in a trade name utilizing the words "COMMUNICATIONS WORLD" or "COMMWORLD" or any other Mark owned by the Franchisor.

9.3. Trademark Infringement.
     ----------------------

     The Franchisee shall notify the Franchisor in writing of any possible infringement or illegal use by others of a trademark, service mark or logotype, the same as or confusingly similar to the Marks covered by this Agreement which may come to its attention. The Franchisee acknowledges that the

Franchisor shall have the right to determine whether action will be taken on account of any possible infringement or illegal use. The Franchisor shall commence or prosecute such action in the Franchisor's own name and may join the Franchisee as a party thereto, if the Franchisor determines it to be reasonably necessary for the continued protection and quality control of the Marks and Licensed Methods. The Franchisor shall bear the reasonable cost of any such action, including attorneys' fees. In no event may the Franchisee institute any action on account of any possible infringement or illegal use of the Marks.

9.4. Change of Proprietary Marks.
     ---------------------------

     In the event that the Franchisor, in its sole discretion, shall determine to modify or discontinue use of the Marks, or to develop additional or substitute proprietary marks, the Franchisee shall, within a reasonable time after receipt of written notice of such a modification or discontinuation from the Franchisor, take such action, at the Franchisee's sole expense, as may be necessary to comply with such modification, discontinuation, addition or substitution. The Franchisor shall not be obligated to reimburse the Franchisee for any loss of goodwill associated with any modifications or discontinuance of the Marks or for any expenditures made by the Franchisee to promote a modified or substitute trademark or service mark.

                                10.  ADVERTISING

10.1. Approved Advertising.
      --------------------

      The Franchisee shall use only written advertising or other marketing or promotional programs in connection with the COMMWORLD Business which have been previously approved by the Franchisor as being in accordance with minimum standards and specifications for advertising and marketing, including, without limitation, minimum standards and specifications for telephone directory advertising, direct mail pieces, Internet and World Wide Web sites and telephone sales programs. If the general form or content of proposed advertising or marketing items have not been previously approved by the Franchisor, then such proposed written advertising or a description of the marketing or promotional program shall be submitted to the Franchisor at least 10 days prior to publication, broadcast or use. The Franchisee shall only advertise within the Franchisee's Marketing Area and shall place advertising only in publications which have more than one half of their circulation within the Franchisee's Marketing Area. The Franchisee acknowledges that advertising and promoting the COMMWORLD Business in accordance with the Franchisor's standards and specifications is an essential aspect of the Licensed Methods, and the Franchisee agrees to comply with all advertising standards and specifications.

10.2. Advertising Fee.
      ---------------

      The Franchisor reserves the right to charge the Franchisee, in addition to Royalties, an advertising fee of up to 0.5% of the total amount of the Franchisee's gross sales ("Advertising Fee"). For purposes of this Section, "Gross Sales" shall be defined as the aggregate amount received by the Franchisee from all sales, services, products and merchandise which is sold from or through the Franchised Business, less sales taxes. The Franchisor will provide the Franchisee with no less than 30 days prior written notice before commencing the collection of all or a portion of the Advertising Fee chargeable hereunder. In the event that the Franchisor charges all or a portion of the Advertising Fee, the following terms and conditions will apply:

         a. The Advertising Fee shall be mailed to the Franchisor, postmarked no later than the 15th day of each month, for all Advertising Fees based on Gross Sales for the immediately preceding month.

         b. In the event that the Franchisee fails to pay any Advertising Fees within 10 days after they are due, the Franchisee shall be required to pay interest on the amount of unpaid Advertising Fees at the rate of 1.5% percent per month, provided however, that in no event shall the Franchisee be required to pay interest at a rate greater than the maximum interest rate permitted by applicable law.

         c. Any Advertising Fee collected by the Franchisor will be deposited by the Franchisor in one or more separate bank accounts, commercial accounts or savings accounts (referred herein collectively as "Account"), all designated as "COMMWORLD Franchise Advertising Account."

         d. Upon written request by the Franchisee, the Franchisor will make available to the Franchisee, no later than 120 days after the end of each calendar year, an annual financial statement for the Account which indicates how deposits to the Account have been spent.

         e. The Account, if and when established, will be administered by the Franchisor, in its sole discretion, and may be used for production and placement of media advertising, direct response literature, direct mailings, brochures, collateral material advertising, surveys of advertising effectiveness, or other advertising or public relations expenditures relating to advertising the Franchisee's services and products.

         f. The Franchisor may reimburse itself for independent audits, reasonable accounting, bookkeeping, reporting and legal expenses, taxes, overhead expenses, salaries and other reasonable direct and indirect expenses as may be incurred by the Franchisor or its authorized representatives in connection with the programs funded by the Account. The Franchisor will not be liable for any act or omission with respect to such Account which is consistent with this Agreement and is done in good faith.

The Advertising Fee will be charged to and collected from the Franchisee only in the event and to the extent the Franchisor implements the change on either a regionwide or national basis; provided, however, the Franchisor makes no guarantee to the Franchisee that the Account will ever be established or that COMMWORLD Franchisees will ever be charged for the Advertising Fees and that, if established, the advertising expenditures from the Account will benefit the Franchisee directly on a pro rata basis.

10.3. Regional Advertising Programs.
      -----------------------------

      Although not obligated to do so, the Franchisor reserves the right to allocate all or a portion of the Advertising Fees as may be collected in accordance with Section 10.2 above toward a regional advertising program for the benefit of COMMWORLD franchisees located within a particular region. The Franchisor has the right, in its sole discretion, to determine the composition of all geographic territories and market areas for the implementation of such regional advertising and promotion campaigns and to require that the Franchisee participate in such regional advertising programs and campaigns as and when they may be established by the Franchisor. If a regional advertising program is implemented on behalf of a particular region by the Franchisor, the Franchisor, to the extent reasonably calculable, will only use contributions from COMMWORLD franchisees within such region for the particular regional advertising program. The Franchisor also reserves the right to establish an advertising cooperative for a particular region to enable the cooperative to self-administer the regional advertising program. If a regional advertising cooperative is established by the Franchisor, the Franchisee agrees that it will participate in the same.

                            11.  REPORTS AND RECORDS

11.1.  Reporting and Record Keeping.
       -----------------------------

       The Franchisee agrees to comply with such reporting and record keeping requirements as may be specified by the Franchisor and as may be reasonably necessary to confirm the Franchisee's compliance with this Agreement or to compile studies and surveys relating to the Franchisor's evaluation and improvement of the Licensed Methods. Books and records of the COMMWORLD Business shall be kept at the Franchisee's Franchised Location or some other alternative location as may be approved by the Franchisor. The Franchisee shall furnish to the Franchisor such information regarding the COMMWORLD Business in a form as the Franchisor may reasonably request from time to time which may include, but not be limited to, monthly reports showing gross sales of products and equipment purchased and sold by the COMMWORLD Business, according to product vendor, and a quarterly profit and loss statement and balance sheet for the COMMWORLD Business, prepared in accordance with generally accepted accounting principles.

11.2.  Verification and Disclosure.
       ---------------------------

       Each report and financial statement shall be signed and verified by the Franchisee. The Franchisor shall have the right to disclose data derived from such sales reports, without identifying the Franchisee, except to the extent required by law. The Franchisor shall have the right to independently verify the information received from the Franchisee, in any reasonable manner and upon reasonable prior notice given to the Franchisee and the Franchisee agrees to cooperate with the Franchisor and/or its representatives in the event that the Franchisor deems such verification necessary.

11.3.  Audit.
       -----

Commencing at such time that the Franchisor begins collection of the Advertising Fee as described in Section 10.2, it shall have the right to review, inspect and/or audit the COMMWORLD Business books and records at any time during regular business hours, at the Franchisor's expense. "Books and records" includes, but is not limited to, all books and records of the COMMWORLD Business, local, state and federal tax returns and reports, cash register tapes, sales slips and bank statements. In the event that any audit discloses an understatement of the Franchisee's Gross Sales of the COMMWORLD Business, the Franchisee shall immediately pay all deficiencies which may be due and owing to the Franchisor, including interest at 18% per annum. In addition, if such audit reflects underpayment to the Franchisor by 5% or more, the Franchisee will bear the entire cost of such audit and all related reasonable expenses.

                                 12.  TRANSFER

12.1.  Transfer by Franchisee.
       ----------------------

       The franchise granted herein is personal to the Franchisee and, except as stated below, the Franchisor shall not allow or permit any transfer, assignment, subfranchise or conveyance of this Agreement or any interest hereunder. The failure of the Franchisee to abide by the provisions of this Article 12 may be considered by the Franchisor to be a material default by the Franchisee under the terms of this Agreement. As used in this Agreement, the term "transfer" includes the Franchisee's voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition of any interest in (1) this Agreement; (2) the Franchisee entity; (3) the COMMWORLD Business governed by this Agreement; or (4) all or a substantial portion of the assets, including but not limited to the customer list, of the Franchisee's COMMWORLD Business.

12.2.  Pre-Conditions to Franchisee's Transfer.
       ---------------------------------------

       The Franchisee shall not engage in a transfer unless the Franchisee obtains the Franchisor's written consent and the Franchisee and the proposed transferee comply with the following conditions:

          a. All amounts due and owing pursuant to this Agreement by the Franchisee to the Franchisor or its affiliates or to third parties whose debts or obligations the Franchisor has guaranteed on behalf of the Franchisee, if any, are paid in full;

          b. The proposed transferee agrees to operate the business as a COMMWORLD Business and agrees to satisfactorily complete the initial training program described in this Agreement, which training may be completed by the transferee either prior to or immediately after the transfer is effective;

          c. The proposed transferee agrees to execute the then current form of franchise agreement which shall supersede this Agreement in all respects. If a new franchise agreement is signed, the terms thereof may differ from the terms of this Agreement; provided however, the transferee will not be required to pay any initial franchise fees;

          d. The Franchisee provides written notice to the Franchisor 30 days prior to the proposed effective date of the transfer and includes information reasonably detailed to enable the Franchisor to evaluate the terms and conditions of the proposed transfer which, at a minimum, includes a written offer from the proposed transferee;

          e. The proposed transferee provides information to the Franchisor sufficient for the Franchisor to assess the proposed transferee's business experience, aptitude and financial qualification, and the Franchisor approves the proposed transferee as a franchisee;

          f. The Franchisee and each of the Owners (defined in Section 12.6 below) of the Franchisee execute a general release, in a form satisfactory to the Franchisor, of any and all claims against the Franchisor, its affiliates and their respective officers, directors, employees and agents;

          g. The Franchisee or the proposed transferee pay a transfer fee equal to 20% of the then current initial franchise fee charged to new franchisees or, if no franchises are then currently being offered by the Franchisor, the sum of $2,000;

          h. The Franchisee agrees to abide by all covenants set forth herein, including, without limitation, the confidentiality provision in Section
     16.2 below; and

          i. Prior to the effective date of the transfer, the proposed transferee shall have received all Equipment Vendor's authorizations as may be required by the Franchisor pursuant to Section 4.2 of this Agreement.

12.3.  Franchisor's Approval of Transfer.
       ---------------------------------

       The Franchisor shall have 30 days from the date of the written notice to approve or disapprove in writing, of the Franchisee's proposed transfer. The Franchisee acknowledges that the proposed transferee shall be evaluated for approval by the Franchisor based on the same criteria as is currently being used to assess new franchisees of the Franchisor and such proposed transferee shall be provided, if appropriate, with such disclosures as may be required by state or federal law. If the Franchisee and its proposed transferee comply with all conditions for transfer set forth herein and the Franchisor has not given the Franchisee notice of its approval or disapproval within such 30 day period, approval is deemed granted.

12.4.  Right of First Refusal.
       ----------------------

       In the event that the Franchisee wishes to engage in a transfer, the Franchisee hereby grants to the Franchisor or its designee, a 30 day right of first refusal to purchase the interest proposed to be transferred on the same terms and conditions as are contained in the written notice set forth in Section 12.2.d; provided however, the following additional terms and conditions shall apply:

          a. The parties acknowledge that the Franchisor's right of first refusal shall include the right of first refusal to purchase any and all of the Franchisee's interest in the Franchised Location premises if such premises are owned by the Franchisee.

          b. The 30 day right of first refusal period shall run concurrently with the period during which the Franchisor has the right to approve or disapprove of the proposed transferee;

          c. The right of first refusal will be effective for each proposed transfer and any material change in the terms or conditions of the proposed transfer shall be deemed a separate offer on which the Franchisor shall have a new 30 day right of first refusal;

          d. If the consideration or the manner of payment offered by a proposed transferee is such that the Franchisor may not reasonably be required to furnish the same, then the Franchisor may purchase the interest which is proposed to be sold for the reasonable cash equivalent. If the parties cannot agree within a reasonable time on the cash consideration, an independent appraiser shall be designated by the Franchisor, whose determination shall be binding upon the parties. All expenses of the appraiser shall be paid for equally between the Franchisor and the Franchisee; and

          e. If the Franchisor chooses not to exercise its right of first refusal, the Franchisee shall be free to complete the transfer subject to compliance with Sections 12.2 and 12.3 above. Absence of a reply to the Franchisee's notice of a proposed transfer with the 30 day period may be deemed a waiver of such right of first refusal.

12.5.  Types of Transfers.
       ------------------

       The Franchisee acknowledges that the Franchisor's right to approve or disapprove of a proposed transfer as provided for above, shall apply (1) if the Franchisee is a partnership, corporation or other business association, (i) to the addition or deletion of a partner, shareholder or members of the association or the transfer of any ownership interest among existing partners, shareholders or members; (ii) to any proposed transfer of 25% or more of the interest (whether stock, partnership interest or membership interest) to a third party, whether such transfer occurs in a single transaction or several transactions; and (2) if the Franchisee is an individual, to the transfer from such individual or individuals to a corporation or other entity controlled by them, in which case the Franchisor's approval will be conditioned upon: (i) the continuing personal guarantee of the individual (or individuals) for the performance of obligations under this Agreement; and (ii) a limitation on the corporation's or other entity's business activity to that of operating the COMMWORLD Business and related activities provided that with respect to such transfer, the Franchisor's right of first refusal to purchase shall not apply and the Franchisor will not charge any transfer fee.

12.6.  Franchisee's Death or Disability.
       --------------------------------

       If the Franchisee or any Owner of the Franchisee, hereinafter defined, dies or becomes permanently disabled, the personal representative of such person shall transfer the Franchisee's interest in this Agreement or such interest in the Franchisee entity to an approved third party. Such disposition of this Agreement or such interest (including without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed 120 days from the date of death or permanent disability (unless extended by probate proceedings), and shall be subject to all terms and conditions applicable to transfer contained in this Article 12. Failure to transfer the interest within said period of time shall constitute a breach of this Agreement. For the purposes hereof, the term "permanent disability" shall mean a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent the Franchisee or Owner from supervising the management and operation of the COMMWORLD Business for a period of 120 days from the onset of such disability, impairment or condition. For the purposes of this Section 12.6, "Owner" shall be defined as any individual owning 25% or more of, or controlling the Franchisee entity.

12.7.  Transfer By Franchisor.
       ----------------------

       The Franchisor has the right to assign or transfer this Agreement to a third party and such assignment or transfer shall inure to the benefit of any of its assignees or other legal successors in interest and the Franchisor shall in such event be fully released from the same.

                            13.  TERM AND EXPIRATION

13.1.  Term of the Franchise.
       ---------------------

       The term of this Agreement is for a period of 10 years from the date that the Franchisor executes this Agreement. This Agreement may be terminated before the expiration of the 10 year period in accordance with the provisions of
Article 14 herein.

13.2.  Rights Upon Expiration.
       ----------------------

       At the end of the initial 10 year term of this Agreement, the Franchisee shall have the option to renew its franchise rights for an additional term of 10 years, by acquiring successor franchise rights, if the Franchisor does not exercise its right not to offer a successor franchise in accordance with Section
13.4 below and if the Franchisee:

          a. Executes the then current form of Franchise Agreement being offered to new prospective Franchisees, or at the option of the Franchisor, in writing acknowledge the continued effectiveness of this Agreement;

          b. Has "Substantially Complied" with all provisions of this Agreement during the current term, in a manner more fully described in Section 13.4 below;

          c. Upgrades the COMMWORLD Business and operations (the necessity of which shall be in the sole discretion of the Franchisor) to conform with the then current standards as may be set forth in the Operations Manual;

          d. Pays a successor franchise fee equal to 10% of the then current initial franchise fee customarily charged by the Franchisor for the grant of a franchise for a COMMWORLD Business operated under the Marks and Licensed Methods; and

          e. Executes a general release, in a form satisfactory to the Franchisor, of any and all claims against the Franchisor and its affiliates, and their respective officers, directors, employees and agents, arising out of or relating to this Agreement.

13.3.  Exercise of Option For Successor Franchise.
       ------------------------------------------

       The Franchisee may exercise its option for a successor franchise by giving notice of such exercise to the Franchisor not less than 90 days prior to the scheduled expiration of this Agreement. The Franchisee acknowledges that the Franchisor may change any terms of this Agreement when the Franchisee signs the then current form of Franchise Agreement for a successor franchise, including the terms of the Franchisee's Marketing Area. The Franchisee's successor franchise rights shall become effective by signing the form of Franchise Agreement then currently being offered to new prospective franchisees of the Franchisor and by paying the successor franchise fee; however, an additional initial franchise fee will not be charged.

13.4.  Conditions of Refusal.
       ---------------------

       The Franchisor shall not be obligated to offer the Franchisee a successor franchise upon the expiration of this Agreement if the Franchisee has not "Substantially Complied" with all provisions of this Agreement. "Substantial Compliance" shall mean that:

          a. The Franchise shall have received less than 5 written notices of breach of this Agreement during the term hereof; and

          b. No default shall exist at the time the offer of the successor franchise would otherwise be made which would enable the Franchisor to terminate this Agreement under the terms and conditions contained in
     Article 14 herein.

     Under any of the above circumstances, the Franchisor shall give notice of expiration of the franchise 180 days prior to the expiration of the term, and such notice shall set forth the reasons for such refusal to offer successor franchise rights. Upon the expiration of this Agreement, the Franchisee shall comply with the provisions of Section 14.5 below.

                          14.  DEFAULT AND TERMINATION

14.1.  Termination - Effective Upon Notice.
       -----------------------------------

       The Franchisor has the right to terminate this Agreement, effective upon written notice to the Franchisee, if the Franchisee: (a) is declared bankrupt or insolvent or voluntarily institutes a bankruptcy proceeding under the Federal Bankruptcy Code or is adjudicated bankrupt as a result of an involuntary petition in bankruptcy being filed against it if, under the circumstances, termination is permissible under applicable bankruptcy laws and regulations, or
(b) if Franchisee is convicted of a felony or any crime or offense that is reasonably likely, in the sole opinion of the Franchisor, to materially and unfavorably affect the Franchisor's Licensed Methods, Marks, goodwill or reputation thereof, or (c) the Franchisee has made any material misrepresentation or omission in its application for the franchise.

14.2.  Termination - Fifteen Days Notice.
       ---------------------------------

       The Franchisor has the right to terminate this Agreement, effective after 15 days written notice to the Franchisee, such notice to contain a right to cure the default, if:

          a. The Franchisee defaults in payment of any indebtedness due to the Franchisor or any of its affiliated or related entities and such default continues for 10 days after the date such indebtedness is due; or

          b. The Franchisee closes, abandons or loses the right to occupy the Franchised Location of the COMMWORLD Business for a 5 day period or longer, in which case the Franchisor shall have the right to terminate this Agreement, unless the closure, abandonment or loss is reasonably unavoidable due to war conditions, government regulations, strikes, fire, flood or other casualty or government order.

14.3. Termination - Thirty Days Notice.
      --------------------------------

     The Franchisor shall have the right to terminate this Agreement, effective after 30 days written notice to the Franchisee, if the Franchisee breaches any other provision of this Agreement (other than as set forth in Sections 14.1 and 14.2 herein), including, but not limited to the following:

          a. The Franchisee surrenders or transfers control of or ownership of the COMMWORLD Business's operation without the Franchisor's prior written consent or otherwise fails to comply with the provisions for assignment set forth in Article 12 of this Agreement;

          b. The Franchisee materially breaches any other agreement with the Franchisor directly or indirectly related to the COMMWORLD Business, including without limitation, any credit agreement, product or equipment purchase agreement or support service agreement with the Franchisor;

          c. The Franchisee makes any unauthorized use of the Marks or unauthorized use or disclosure of any of the Franchisor's proprietary or confidential information which is a part of the Licensed Methods, or uses, duplicates or discloses any portion of the Operations Manual in violation of this Agreement;

          d. The Franchisee relocates the Franchised Location without the Franchisor's written approval; or

          e. The Franchisee fails to timely submit any reports and records required hereunder.

Under circumstances where the breach is of the nature that it may be cured through the actions of the Franchisee, the Franchisor shall permit the Franchisee the same 30 day period to cure any such breach or default, after which time, if the breach or default has not been cured, the Franchisor may terminate this Agreement immediately. Notwithstanding the foregoing, if the breach is curable, but is of the nature which cannot be reasonably cured within such 30 day period and the Franchisee has commenced and is continuing to make good faith efforts to cure the breach during such 30 day period, then the Franchisee shall be given an additional reasonable period of time to cure the same and the Agreement shall not terminate. Under no circumstances will the Franchisor terminate this Agreement without good cause.

14.4. Franchisee's Right to Terminate Without Cause.
      ---------------------------------------------

     During the initial 12 month period after the date of full execution of this Agreement, the Franchisee may terminate this Agreement, at any time, with or without cause, by giving 60 days prior written notice to the Franchisor, which notice is received by the Franchisor within that 12 month period.

Upon termination under these circumstances, the Franchisee shall be subject to compliance with Section 14.5 below and shall not be entitled to a refund or return of any portion of the initial franchise fee.

14.5.  Obligations of Franchisee Upon Termination or Expiration.
       --------------------------------------------------------

       The Franchisee is obligated upon termination or expiration of this Agreement to:

          a. Pay to the Franchisor and its affiliated or related entities all royalties, other fees, any and all amounts or accounts payable which are then owed and unpaid pursuant to this Agreement or pursuant to any other agreements or arrangements between the parties, within 15 days of the effective date of such termination;

          b. Immediately cease to identify itself, the COMMWORLD Business or any other business as being, or having been, associated with the Franchisor, or to use any of the Marks of the Franchisor or colorable imitation thereof for any purpose;

          c. Immediately deliver to the Franchisor all signs, sign-faces, catalogs, advertising materials, forms and other materials bearing any of the Marks of the Franchisor or otherwise identified with the Franchisor;

          d. Immediately deliver to the Franchisor the Operations Manual and all other information proprietary to the Franchisor;

          e. Promptly take such action as may be required to cancel all fictitious or assumed names or equivalent registrations relating to its use of any of the Marks of the Franchisor;

          f. Notify the telephone company and all telephone directory publishers of the termination or expiration of the Franchisee's right to use the Marks or any name containing the Marks;

          g. Immediately refrain from using or copying any of the advertising shells and/or advertising styles and designs, supplied or made available by the Franchisor or using or containing references to the Marks in any manner or form;

          h. Notify Equipment Vendors and other product supply vendors of the termination or expiration of the franchise; and

          i. Abide by all restrictive covenants set forth in Article 16 of this Agreement.

The Franchisee shall within 30 days of the effective date of termination or expiration give written notice and satisfactory evidence to the Franchisor that it has complied with each of the above provisions.

14.6.  Acknowledgement.
       ---------------

       In the event this Agreement is terminated by the Franchisor prior to its expiration as set forth in Sections 14.1, 14.2 or 14.3 above, the Franchisee acknowledges and agrees that, in addition to all other available remedies, the Franchisor shall have the right to recover lost future Cost-Up Royalties during any period in which the Franchisee fails to pay such Cost-Up Royalties through and including the remainder of the then current term of this Agreement.

14.7.  Governing State Law.
       -------------------

       If any mandatory provisions of the governing state law prohibit termination of this Agreement or limit the Franchisor's rights to terminate to some other basis or terms than are herein provided, or require renewal hereof, or require repurchase hereof, then said mandatory provisions of state law shall be deemed incorporated in this Agreement by reference and shall prevail over any inconsistent terms hereof.

                           15.  BUSINESS RELATIONSHIP

15.1.  Independent Businesspersons.
       ---------------------------

       The parties agree that each of them are independent businesspersons, their only relationship is by virtue of this Agreement and that no fiduciary relationship is created hereunder. Neither party is liable or responsible for the other's debts or obligations, nor shall either party be obligated for any damages to any person or property directly or indirectly arising out of the operation of the other party's business authorized by or conducted pursuant to this Agreement. The Franchisor and the Franchisee agree that neither of them will hold themselves out to be the agent, employer or partner of the other and that neither of them has the authority to bind or incur liability on behalf of the other.

15.2.  Payment of Third Party Obligations.
       ----------------------------------

       The Franchisor shall have no liability for the Franchisee's obligations to pay any third parties, including without limitation, any product vendors, or any sales, use, service, occupation, excise, gross receipts, income, property or other tax levied upon the Franchisee, the Franchisee's COMMWORLD Business, the Franchisee's property or upon the Franchisor in connection with the sales made or business conducted by the Franchisee (except any taxes the Franchisor is required by law to collect from the Franchisee with respect to purchases from the Franchisor).

15.3.  Indemnification.
       ---------------

       The Franchisee agrees to indemnify, defend and hold harmless the Franchisor, its subsidiaries and affiliates, and their shareholders, directors, officers, employees, agents, successors and assignees, (the "Indemnified Parties") against, and to reimburse them for all claims, obligations and damages described in this Section 15.3, any and all third party obligations described in
Section 15.2 and any and all claims and liabilities directly or indirectly arising out of the operation of the COMMWORLD Business or arising out of the use of the Marks and Licensed Methods in any manner not in accordance with this Agreement. For purposes of this indemnification, claims shall mean and include all obligations, actual and consequential damages and costs reasonably incurred in the defense of any claim against the Indemnified Parties, including, without limitation, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. The Franchisor shall have the right to defend any such claim against it. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

                           16.  RESTRICTIVE COVENANTS

16.1.  Non-Competition During Term.
       ---------------------------

       The Franchisee acknowledges that, in addition to the license of the Marks hereunder, the Franchisor has also licensed commercially valuable information which comprises and is a part of the Licensed Methods, including without limitation, operations, marketing, advertising and related information and materials and that the value of this information derives not only from the time, effort and money which went into its compilation, but from the usage of the same by all Franchisees of the Franchisor using the Marks and Licensed Methods. The Franchisee therefore agrees that other than the COMMWORLD Business licensed herein, the Franchisee and any officers and directors of a corporate Franchisee, are restricted during the term of this Agreement directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons or legal entity, from: (1) operating any other business or profession which is directly or indirectly involved in the distributing or selling of any telephone or telecommunications products or equipment or from providing telephone installation, repair and maintenance, or system additions, moves and changes, or telephone parts and inventory, or telecommunications consulting services other than through the COMMWORLD Business licensed hereunder, without the prior written consent of the Franchisor; or (2) diverting or attempting to divert any business or customer of the COMMWORLD Business, the Franchisor's business or any other COMMWORLD franchisee's business, to any competitor, by direct inducement or otherwise, or diverting or attempting to divert the employment of any employee of the Franchisor or another franchisee licensed by the Franchisor to use the Marks and Licensed Methods, to any competitor by any direct inducement or otherwise.

16.2.  Confidentiality of Proprietary Information.
       ------------------------------------------

       The Franchisee shall treat all information it receives which comprises or is a part of the Licensed Methods licensed hereunder as proprietary and confidential and will not disclose the same to any person without first obtaining the Franchisor's written consent. The Franchisee acknowledges that the Marks and the Licensed Methods have valuable goodwill attached to them, that the protection and maintenance thereof is essential to the Franchisor and that any unauthorized use of the Marks and Licensed Methods will result in irreparable harm to the Franchisor.

16.3.  Prohibition Against Reshipment.
       ------------------------------

       The Franchisee shall not in any manner reship, transship, distribute or sell any products or equipment purchased from or through the Franchisor and its purchase programs to any reseller of said products or equipment, including but not limited to, other COMMWORLD franchisees. The Franchisee shall sell products or equipment purchased from or through the Franchisor and its purchase programs only to end users and only from or through the authorized Franchised Location and the COMMWORLD Business.

16.4.  Remedies and Attorneys' Fees.
       ----------------------------

       The Franchisee shall reimburse the Franchisor for attorneys' fees and other reasonable costs incurred in the reasonable enforcement of the restrictions imposed by this Article 16. The Franchisee acknowledges that the provisions hereof may, in addition to all other available remedies, be enforced through an action for injunctive relief.

                         17.  MISCELLANEOUS PROVISIONS

17.1.  Modification.
       ------------

       The Franchisor and/or the Franchisee may modify this Agreement only upon execution of a written agreement between the parties. The Franchisee acknowledges that the Franchisor may modify its standards and specifications set forth in the Operations Manual unilaterally under any conditions and to the extent to which the Franchisor, in its sole discretion, deems necessary to protect, promote, or improve the Marks and the quality of the Licensed Methods, but under no circumstances will such modifications be made without good cause therefor. The Franchisee agrees to accept and utilize any such changes or modifications which are reasonably requested as if they were a part of this Agreement.

17.2. Injunctive Relief.
      ------------------

      Nothing herein shall prevent the Franchisor or the Franchisee from seeking injunctive relief to prevent irreparable harm in addition to all other remedies. If the Franchisor seeks an injunction, the Franchisor will not be required to post a bond in excess of $500.

17.3. Waiver.
      -------

      No waiver of any condition or covenant in this Agreement or failure to exercise a right or remedy of the Franchisor or the Franchisee shall be considered to imply or constitute a further waiver by the Franchisor or the Franchisee of the same or any other condition, covenant, right or remedy.

17.4. Governing Law/Consent to Venue and Jurisdiction.
      ------------------------------------------------

      Except to the extent governed by the United States Trademark Act of 1945 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this
                                     -------
Agreement shall be interpreted under the laws of the state of Colorado and any disputes between the parties shall be governed by and determined in accordance with the substantive laws of the state of Colorado, which laws shall prevail in the event of any conflict of law. The Franchisee and the Franchisor have negotiated regarding a forum in which to resolve any disputes which may arise between them and have agreed to select a forum in order to promote stability in their relationship. Therefore, if a claim is asserted in a legal proceeding involving the Franchisee, its officers, directors, partners or managers (collectively, "Franchisee Affiliates") and the Franchisor, its officers, directors or sales employees (collectively, "Franchisor Affiliates") all parties agree that the exclusive venue for disputes between them shall be in the state and federal courts of Colorado and each waive any objections they may have to the personal jurisdiction of or venue in the state and federal courts of Colorado. The Franchisor, the Franchisor Affiliates, the Franchisee and the Franchisee Affiliates each waive their rights to a trial by jury.

17.5. Binding Effect.
      ---------------

      The provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties respective representatives, successors, assigns and heirs.

Delegation by the Franchisor.
----------------------------
      The Franchisor has the right in its sole discretion to delegate the performance of all or any portion of its obligations and duties, or assign any or all of its rights, under this Agreement to third parties, whether such third parties are agents or affiliates of the Franchisor or independent contractors which the Franchisor has contracted with to fulfill such obligations and duties, or to participate in such rights.

17.6. Invalidity.
      -----------

      If any provision of this Agreement is held invalid by any tribunal in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element and, as so modified, such provision shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification.

17.7.  Prohibition Against Nonpayment.
       -------------------------------

       The Franchisee agrees to consult with the Franchisor with respect to any alleged nonperformance of the Franchisor and the Franchisee will not, on the grounds of any alleged nonperformance by the Franchisor of its obligations hereunder, withhold payment of any Cost-Up Royalties or other payment of fees payable by the Franchisee pursuant to the terms of this Agreement.

17.8.  Notices.
       --------

       All notices required to be given under this Agreement shall be given in writing, by certified mail, return receipt requested, or by delivery to a commercial carrier service for next business day delivery, to each party at their respective addresses set forth in the first Section of this Agreement, or at such other addresses as the Franchisor or the Franchisee may designate from time to time, and shall be effectively given when deposited with the commercial carrier or in the United States mail, postage prepaid.

17.9.  No Violation or Interference.
       -----------------------------

       By execution of this Agreement the Franchisee warrants and represents to the Franchisor that neither the execution of this Agreement nor any of the terms hereof in any way violate or interfere with the terms of any other contractual arrangements and agreements to which the Franchisee may be a party.

17.10. Integration.
       ------------

       This Agreement, including all exhibits and addenda, contains the entire agreement between the parties and supersedes any and all prior agreements concerning the subject matter hereof. The Franchisee agrees and understands that the Franchisor shall not be liable or obligated for any oral representations or commitments made prior to the execution hereof or for claims of negligent or fraudulent misrepresentation based on any such oral representations or commitments and that no modifications of this Agreement shall be effective except those in writing and signed by both parties. The Franchisor does not authorize and will not be bound by any representation of any nature other than those expressed in this Agreement. The Franchisee further acknowledges and agrees that no representations have been made to it by the Franchisor regarding projected sales volumes, market potential, revenues, profits of the Franchisee's COMMWORLD Business, or operational assistance other than as stated in this Agreement or in any disclosure document provided by the Franchisor or its representatives.

17.11. Review of Agreement.
       --------------------

       The Franchisee acknowledges that it has had a copy of this Agreement in its possession for a period of time not less than ten full business days, during which time the Franchisee has had the opportunity to submit same for professional review and advice of the Franchisee's choosing prior to freely executing this Agreement.

17.12. Attorney's Fees.
       ----------------

       In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorney's fees incurred by the aggrieved party in any legal action, arbitration or other proceeding as a result of such default, plus interest at the highest rate allowable by law, accruing from the date of such default.

17.13. No Right to Set Off.
       --------------------

       The Franchisee shall not be allowed to set off amounts owed to the Franchisor for Cost-Up Royalties, fees or other amounts due hereunder, against any monies owed to the Franchisee, nor shall the Franchisee, in any event, withhold such amounts due to any alleged nonperformance by the Franchisor hereunder, which right of set off is hereby expressly waived by the Franchisee.

17.14. Effective Date.
       ---------------

       This Agreement will not become effective until it has been fully executed by both the Franchisor and the Franchisee. Any insertions to the Agreement or any Addendum hereto must be initialed by both the Franchisor and Franchisee to be effective.

17.15. Notice.
       -------

       BEFORE SIGNING THIS AGREEMENT, THE FRANCHISEE SHOULD READ IT CAREFULLY WITH THE ASSISTANCE OF LEGAL COUNSEL. THE FRANCHISEE ACKNOWLEDGES THAT:

          A. THE SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED HEREIN INVOLVES SUBSTANTIAL RISKS AND DEPENDS UPON THE FRANCHISEE'S ABILITY AS AN INDEPENDENT BUSINESSPERSON AND ITS ACTIVE PARTICIPATION IN THE DAILY AFFAIRS OF THE BUSINESS, AND

          B. NO ASSURANCE OR WARRANTY, EXPRESSED OR IMPLIED, HAS BEEN GIVEN AS TO THE POTENTIAL SUCCESS OF SUCH BUSINESS VENTURE OR THE EARNINGS LIKELY TO BE ACHIEVED, AND

          C. NO STATEMENT, REPRESENTATION OR OTHER ACT, EVENT OR COMMUNICATION, EXCEPT AS SET FORTH IN THIS DOCUMENT, AND IN ANY OFFERING CIRCULAR SUPPLIED TO THE FRANCHISEE IS BINDING ON THE FRANCHISOR IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

     Fully executed this ____ day of _______________, 19__.


                              COMMUNICATIONS WORLD
                              INTERNATIONAL, INC.


                              By:___________________________________
                              Title:________________________________

                              Date:_________________________________


                              FRANCHISEE:  (if an individual)


                              ______________________________________
                              Individually

                              ______________________________________


                              OR:

                              (if a corporation or partnership)

                              ______________________________________
                              Company Name


                              By:___________________________________
                              Its:__________________________________

                              Date:_________________________________

                                                                       EXHIBIT I
                                                          TO FRANCHISE AGREEMENT

                                   ADDENDUM
                                      TO
                              FRANCHISE AGREEMENT

     This is an Addendum to the Franchise Agreement dated _____________, 199__, (the "Agreement") by and between Communications World International, Inc., hereinafter "Franchisor" and _________________________________________________,
hereinafter "Franchisee." This Addendum modifies the terms of the Agreement and in the event of a conflict in terms between the Agreement and this Addendum, the terms of this Addendum shall be controlling.

     The parties agree as follows:

     1.   Franchised Location. The Franchisee's Franchised Location, as
          -------------------
referred to in Section 2.3 of the Agreement, shall be the following address:
___________________________________________________________________________.

     2.   Franchise Name. The Franchisee shall be entitled to begin using the
          --------------
trade name and doing business as _________________________ pursuant to the terms of the Agreement upon execution of this Addendum.

     3.   Marketing Area. The Franchisee's Marketing Area, as referred to in
          --------------
Section 2.4 of the Agreement, shall be as follows:.

     4.   Initial Franchise Fee. The initial franchise fee paid by the
          ---------------------
Franchisee to the Franchisor is $______________, payable as follows:.

     5.   Product Authorization. The following shall be added to Section 4.2 of
          ---------------------
the Agreement:

      The product and equipment brands which the Franchisee desires to request authorization to purchase from or through the Franchisor's available purchase programs from Equipment Vendors are as follows:


     Executed this ________ day of __________________________, 19___.

COMMUNICATIONS WORLD            FRANCHISEE:
INTERNATIONAL, INC.:


By:_________________________    By:__________________________
Title:______________________    Title:_______________________

                                                                      EXHIBIT II
                                                          TO FRANCHISE AGREEMENT

                                   GUARANTY

     The undersigned, whether one or more, hereby jointly and severally unconditionally guarantee the full payment of all fees, costs, expenses and damages and any and all other amounts which by virtue of this Agreement become payable by the Franchisee to the Franchisor.

     This guarantee shall continue in force until all obligations of Franchisee under the Agreement shall have been satisfied, or until the Franchisee's liability under the Agreement has been completely discharged, whichever first occurs. The undersigned shall not be discharged from liability hereunder as long as any claim by the Franchisor against the Franchisee remains outstanding. Notice of acceptance by the Franchisor is waived. Notice of default on the part of the Guarantor is waived. Notice of default on the part of the Franchisee is not waived. This guarantee shall be binding on the undersigned and/or their successors and assigns.


                              __________________________________________________

                              Date:_____________________________________________


                              __________________________________________________

                              Date:_____________________________________________


                              __________________________________________________

                              Date:_____________________________________________

                                                                     EXHIBIT III
                                                          TO FRANCHISE AGREEMENT

                            STATEMENT OF OWNERSHIP

Franchisee:_____________________________________________________________________

Trade name (if different from above):___________________________________________


                               Form of Ownership
                                  (Check One)
                                                                 Limited
_____ Individual   _____ Partnership   _____ Corporation   _____ Liability
                                                                 Company


     If a Partnership or limited liability company, provide name and address of each partner or member showing percentage owned, whether active in management, and state in which partnership or limited liability company was formed.

     If a Corporation, give the state and date of incorporation, the names and
                                                                 -------------
addresses of each officer and director, and list the names and addresses of
--------------------------------------
every shareholder showing what percentage of stock is owned by each.

_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

     Use additional sheets if necessary. Any and all changes to the above information must be reported to the Franchisor.

                              FRANCHISEE

                              By:____________________________________
_____________________         Title:_________________________________
Date

                              OR

                              _______________________________________
                              Individual Signature

                              _______________________________________
                              Print Name